Exhibit 23.2

CAWLEY, GILLESPIE & ASSOCIATES, INC.

PETROLEUM CONSULTANTS

13640 BRIARWICK DRIVE, SUITE 100	306 WEST SEVENTH STREET, SUITE 302	1000 LOUISIANA STREET, SUITE 1900
AUSTIN, TEXAS 78729-1107	FORT WORTH, TEXAS 76102-4987	HOUSTON, TEXAS 77002-5008
512-249-7000	817- 336-2461	713-651-9944
www.cgaus.com

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the incorporation by reference into this Registration Statement on Form S-8 of information contained in our reports setting forth the estimates of Whiting Petroleum Corporation’s oil and gas reserves as of December 31, 2018, 2017 and 2016, and all references to our firm and our reports included in the Annual Report on Form 10-K of Whiting Petroleum Corporation for the year ended December 31, 2018.

Sincerely,

Cawley, Gillespie & Associates, Inc.

July 2, 2019